EXHIBIT 8(h)

BlackRock FundsSM

Exhibit A to the

Amended and Restated Transfer Agency Agreement

The Fund desires to retain the Transfer Agent to serve as the Fund’s transfer agent, registrar and dividend disbursing agent with respect to each class of shares, par value $.001 per share, of the Portfolios listed below and the Transfer Agent is willing to furnish such services.

The Portfolios are as follows:

•	Money Market Portfolio
•	U.S. Treasury Money Market Portfolio
•	Municipal Money Market Portfolio
•	Asset Allocation Portfolio
•	Managed Income Portfolio
•	International Equity Portfolio
•	AMT-Free Municipal Bond Portfolio
•	Ohio Municipal Money Market Portfolio
•	Pennsylvania Municipal Money Market Portfolio
•	Intermediate Government Bond Portfolio
•	Ohio Tax-Free Income Portfolio
•	Index Equity Portfolio
•	Small Cap Value Equity Portfolio
•	North Carolina Municipal Money Market Portfolio
•	Low Duration Bond Portfolio
•	Intermediate Bond Portfolio II
•	Small Cap Growth Equity Portfolio
•	Investment Trust
•	Government Income Portfolio
•	International Bond Portfolio
•	Virginia Municipal Money Market Portfolio
•	New Jersey Municipal Money Market Portfolio
•	Total Return Portfolio II
•	Mid-Cap Value Equity Portfolio
•	Mid-Cap Growth Equity Portfolio
•	BlackRock Strategic Portfolio I
•	International Opportunities Portfolio
•	U.S. Opportunities Portfolio
•	GNMA Portfolio
•	Delaware Tax-Free Income Portfolio
•	Kentucky Tax-Free Income Portfolio

•	High Yield Bond Portfolio
•	Global Science & Technology Opportunities Portfolio
•	Core Equity Portfolio
•	Total Return Portfolio
•	Small Cap Core Equity Portfolio
•	Enhanced Income Portfolio
•	Intermediate Bond Portfolio
•	Inflation Protected Bond Portfolio
•	Exchange Portfolio
•	Small/Mid-Cap Growth Portfolio
•	Aurora Portfolio
•	Legacy Portfolio
•	Health Sciences Opportunities Portfolio
•	Global Resources Portfolio
•	All-Cap Global Resources Portfolio
•	Global Opportunities Portfolio
•	Long Duration Bond Portfolio

Release. “BlackRock Funds” and “Trustees of BlackRock Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

Agreed to and accepted as of                          , 2006.

BlackRock FundsSM

By:

PFPC Inc.

By:

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